INTERTAPE POLYMER GROUP INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TAKE NOTICE that an Annual and Special Meeting of shareholders (the “Meeting”) of INTERTAPE POLYMER GROUP INC. (the “Corporation”) will be held:

Place:

Omni Hotel

1050 Sherbrooke Street West

Montreal, Québec

Date:

June 29, 2009

Time:

4:00 p.m.

The purposes of the Meeting are to:

1.

receive and consider the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2008 and the auditors’ report thereon;

2.

elect directors;

3.

appoint auditors and authorize the directors to fix their remuneration;

4.

consider and, if deemed advisable, adopt a resolution in the form annexed as Schedule D to the Management Information Circular, approving the extension for three additional years of the Corporation’s Shareholder Protection Rights Plan Agreement, as amended; and

5.

transact such other business as may properly be brought before the Meeting.

If you are unable to attend the Meeting in person, please date, sign and return the enclosed form of proxy.  Proxies to be used at the Meeting must be deposited with CIBC Mellon Trust Company, Banking Hall, 320 Bay Street, Toronto, Ontario M5H 4A6 before the commencement of the Meeting or at any adjournment thereof.

DATED at Montreal, Québec

June 3, 2009

BY ORDER OF THE BOARD OF DIRECTORS

(signed)

Christopher J. Winn

Secretary

MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES BY MANAGEMENT

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation by the management of Intertape Polymer Group Inc. (the “Corporation”) of proxies to be used at the Annual and Special Meeting of shareholders (the “Meeting”) of the Corporation to be held at the time and place and for the purposes set forth in the Notice of Meeting and all adjournments thereof.  Except as otherwise stated, the information contained herein is given as of May 31, 2009 and all dollar amounts in this Circular are in U.S. dollars.  The solicitation will be made primarily by mail.  However, officers and employees of the Corporation may also solicit proxies by telephone, telecopier, e-mail or in person.  The total cost of solicitation of proxies will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are directors and officers of the Corporation.  Each shareholder is entitled to appoint a person, who need not be a shareholder, to represent him or her at the Meeting other than those whose names are printed on the accompanying form of proxy by inserting such other person’s name in the blank space provided in the form of proxy and signing the form of proxy or by completing and signing another proper form of proxy.  To be valid, the duly-completed form of proxy must be deposited at the offices of CIBC Mellon Trust Company, Banking Hall, 320 Bay Street, Toronto, Ontario M5H 4A6 before the commencement of the Meeting or at any adjournment thereof, or with the Chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.  The instrument appointing a proxy holder must be executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporate body, by its authorized officer or officers.

A shareholder who has given a proxy may revoke it, as to any motion on which a vote has not already been cast pursuant to the authority conferred by it, by an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.  The revocation of a proxy, in order to be acted upon, must be deposited with CIBC Mellon Trust Company, Banking Hall, 320 Bay Street, Toronto, Ontario M5H 4A6 before the commencement of the Meeting or at any adjournment thereof, or with the Chairman of the Meeting before the commencement of the Meeting or any adjournment thereof, or in any other manner permitted by law.

EXERCISE OF DISCRETION BY PROXIES

In the absence of any direction to the contrary, shares represented by properly-executed proxies in favour of the persons designated in the enclosed form of proxy will be voted for the: (i) election of directors; (ii) appointment of auditors; and (iii) resolution approving the extension for three additional years of the Corporation’s Shareholder Protection Rights Plan Agreement, as stated under such headings in this Circular.  Instructions with respect to voting will be respected by the persons designated in the enclosed form of proxy.  With respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting, such shares will be voted by the persons so designated in their discretion.  At the time of printing this Circular, management of the Corporation knows of no such amendments, variations or other matters.

NON-REGISTERED SHAREHOLDERS

Only registered shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting.  However, in many cases, shares beneficially owned by a non-registered shareholder (a “Non-Registered Holder”) are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the common shares (such as securities dealers or brokers, banks, trust companies, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency of which the Intermediary is a participant.  In accordance with National Instrument 54-101 of the Canadian Securities Administrators, entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer”, the Corporation has distributed copies of the Notice of Meeting and this Circular (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Holders.  Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive it.  Intermediaries often use service companies to forward meeting materials to Non-Registered Holders.  Generally, Non-Registered Holders who have not waived the right to receive this Circular will either:

(a)

typically, be provided with a computerized form (often called a “voting instruction form”) which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow.  In order for the applicable computerized form to validly constitute a voting instruction form, the Non-Registered Holder must properly complete and sign the form and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or service company.  In certain cases, the Non-Registered Holder may provide such voting instructions to the Intermediary or its service company through the Internet or through a toll-free telephone number; or

(b)

less commonly, be given a proxy form which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed.  In this case, the Non-Registered Holder who wishes to submit a proxy should properly complete the proxy form and submit it to CIBC Mellon Trust Company, Banking Hall, 320 Bay Street, Toronto, Ontario M5H 4A6.

In either case, the purpose of these procedures is to permit Non-Registered Holders to direct the voting of the common shares which they beneficially own.

Should a Non-Registered Holder who receives a voting instruction form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should print his or her own name, or that of such other person, on the voting instruction form and return it to the Intermediary or its service company.  Should a Non-Registered Holder who receives a proxy form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons set out in the proxy form and insert the name of the Non-Registered Holder or such other person in the blank space provided and submit it to CIBC Mellon Trust Company at the address above.

In all cases, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when, where and by what means the voting instruction form or proxy form must be delivered.

A Non-Registered Holder may revoke voting instructions which have been given to an Intermediary at any time by written notice to the Intermediary.

VOTING SHARES

As at May 31, 2009, there were 58,951,050 common shares of the Corporation issued and outstanding.  Each common share entitles the holder thereof to one vote.  The Corporation has fixed June 3, 2009 as the record date (the “Record Date”) for the purpose of determining shareholders entitled to receive notice of the Meeting.  Pursuant to the Canada Business Corporations Act (“CBCA”), the Corporation is required to prepare, no later than ten days after the Record Date, an alphabetical list of shareholders entitled to vote as of the Record Date that shows the number of shares held by each shareholder.  A shareholder whose name appears on the list referred to above is entitled to vote the shares shown opposite his or her name at the Meeting.  The list of shareholders is available for inspection during usual business hours at the registered office of the Corporation, 1250 René-Lévesque Blvd. West, Suite 2500, Montreal, Québec H3Y 4Y1 and at the Meeting.

PRINCIPAL SHAREHOLDERS

As at May 31, 2009, to the knowledge of the Corporation, the following are the only persons who beneficially own, or exercise control or direction over, more than 10% of the issued and outstanding common shares of the Corporation:

Name and place of residence	Number of shares held	Percentage
Letko, Brosseau & Associates Inc.(1) Montreal, Québec	13,587,956	23.05
Wells Fargo & Company(2) San Francisco, California	12,173,820	20.65
Brandes Investment Partners, L.P.(3) San Diego, California	7,062,794	11.90

____________________

(1)

Based on a report dated February 10, 2009 filed by Letko, Brosseau & Associates Inc. with the United States Securities and Exchange Commission.

(2)

Based on a report dated April 29, 2009 filed by Wells Fargo & Company with the United States Securities and Exchange Commission.

(3)

Based on a report dated February 12, 2009 filed by Brandes Investment Partners, L.P. with the United States Securities and Exchange Commission.

ELECTION OF DIRECTORS

The Board currently consists of six directors.  The persons named in the enclosed form of proxy intend to vote for the election of the seven nominees whose names are set out below.  Each director will hold office until the next annual meeting of shareholders or until the election of his successor, unless he resigns or his office becomes vacant by removal, death or other cause.

The following table sets out the name of each of the persons proposed to be nominated for election as director, all other positions and offices with the Corporation now held by such person, his municipality of residence and principal occupation, the date on which such person became a director of the Corporation, and the number of common shares of the Corporation that such person has advised are beneficially owned or over which control or direction is exercised by such person as at the date indicated below.

Name, municipality of residence and position with the Corporation	Principal occupation	Director since	Number of common shares beneficially owned or over which control is exercised as at May 31, 2009
Eric E. Baker(1) Long Sault, Ontario, Canada Chairman of the Board of Directors	President Altacap Investors Inc. (private equity manager)	June 28, 2007(4)	816,735
Melbourne F. Yull(1) Sarasota, Florida, U.S.A. Executive Director and Director	Executive Director of the Corporation	June 28, 2007(5)	993,834
Robert Beil(3) Phoenix, Arizona, U.S.A. Director	Retired	September 5, 2007	30,000
George J. Bunze(2) Ile Bizard, Québec, Canada Director	Vice-Chairman Kruger Inc. (pulp and paper company)	June 28, 2007	25,250
Allan Cohen(2) Glenview, Illinois, U.S.A. Director	Co-manager of the general partner of The First Analysis Private Equity Fund IV, L.P. (private equity fund)	September 5, 2007	111,600
Torsten A. Schermer(2)(3) Charlotte, North Carolina, U.S.A. Director	President MESC Corporation (franchise development company)	September 5, 2007	22,720
Jorge N. Quintas(6) Porto, Portugal. Nominee for election as a Director	President Nelson Quintas SGPS, SA (manufacturer of electrical and telecommunication cables)	—

____________________

(1)

Member of the Executive Committee.

(2)

Member of the Audit Committee.

(3)

Member of the Compensation Committee.

(4)

Mr. Baker was also a director of the Corporation from its incorporation on December 22, 1989 to July 4, 2000 and, prior thereto, a director of a predecessor company from 1984.

(5)

Mr. Yull was also a director of the Corporation from its incorporation on December 22, 1989 to June 14, 2006 and, prior thereto, a director of a predecessor company from 1981.

(6)

Mr. Quintas was previously a director of the Corporation from May 2005 to June 2006.

Jorge N. Quintas

Mr. Quintas is currently and has been since 2002 the President of Nelson Quintas SGPS, SA, a manufacturer of electrical and telecommunication cables.  Mr. Quintas has and continues to serve in executive capacities and/or as a director of various other corporations most of which are based in Portugal.  The corporations with which Mr. Quintas serves as an executive are involved in a range of industrial activities, including the distribution and/or manufacture of natural gas, energy and telecommunications cables, fiber-optic cables, cables for the automotive industry and other types of cables.

None of the foregoing nominees for election as director of the Corporation:

(a)

is, or within the last ten years has been, a director, chief executive officer or chief financial officer of any company that:

(i)

was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under applicable securities legislation, and which in all cases was in effect for a period of more than 30 consecutive days (an “Order”), which Order was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(ii)

was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(b)

is, or within the last ten years has been, a director or executive officer of any company that, while the proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)

has, within the last ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets, except for: Allan Cohen, who, as a representative of First Analysis Private Equity Fund IV, was formerly a  director of NanoOpto Corporation, an early-stage company which liquidated its assets as a result of a lack of sufficient funding; George J. Bunze, who, as a nominee of Kruger Inc., served as Vice-Chairman of Global Tissue LLC, a Delaware limited liability company acquired in 1999 by an indirect partially-owned subsidiary of Kruger Inc., and which commenced bankruptcy proceedings in 2000 before the U.S. Bankruptcy Court in Delaware; and Eric E. Baker, a former director of AldeaVision Solutions Inc., a company whose shares were listed on the TSX Venture Exchange and which in 2007 filed court proceedings before the Superior Court of Québec for protection under the Companies’ Creditors Arrangement Act (Canada).

None of the foregoing nominees for election as director of the Corporation has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

DIRECTORS’ AND OFFICERS’ INSURANCE

The Corporation maintains directors’ and officers’ liability insurance covering liability, including defence costs, of directors and officers of the Corporation incurred as a result of acting in such capacity, provided that they acted honestly and in good faith with a view to the best interests of the Corporation.  The current limit of the insurance is $25 million.  An annual premium of $337,252 was paid by the Corporation in the last-completed financial year with respect to the period from December 2008 to December 2009.  Claims payable to the Corporation are subject to retention or a deductible of up to $500,000 per occurrence.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This discussion describes the Corporation’s compensation program for each person who acted as Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) and the three most highly-compensated executive officers (or three most highly-compensated individuals acting in a similar capacity), other than the CEO and CFO, whose total compensation was more than $150,000 in the Corporation’s last financial year (each a “Named Executive Officer” or “NEO” and collectively, the “Named Executive Officers”).  This section addresses the Corporation’s philosophy and objectives and provides a review of the process that the Compensation Committee follows in deciding how to compensate the Named Executive Officers.  This section also provides discussion and analysis of the Compensation Committee’s specific decisions regarding the compensation of the Named Executive Officers for the financial year ended December 31, 2008.

Compensation Program Philosophy

The Corporation’s executive compensation philosophy and program objectives are directed primarily by two guiding principles.  First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate and retain talented executives.  Second, the program is intended to create an alignment of interest between the Corporation’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value.  In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Corporation’s short-term and long-term success.  The Corporation attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

Three primary components comprise the Corporation’s compensation program.  They are basic salary, annual incentive bonuses based on performance, and long-term stock options granted pursuant to the Corporation’s Executive Stock Option Plan (“ESOP”).  Each element of compensation fulfils a different role in attracting, retaining and motivating qualified executives and employees with the expertise and skills required in the business of the Corporation, who can effectively contribute to the long-term success and objectives of the Corporation.  The following discussion describes the Corporation’s executive compensation program by component of compensation and discusses how each component relates to the Corporation’s overall executive compensation objective.  In establishing the executive compensation program, the Corporation believes that:

(a)

base salaries provide an immediate cash incentive for the Corporation’s Named Executive Officers and should be at levels competitive with peer companies that compete with the Corporation for business opportunities and executive talent;

(b)

annual incentive bonuses encourage and reward performance over the financial year compared to predefined goals and objectives and reflect progress toward company-wide performance objectives and personal objectives; and

(c)

stock options ensure that the Named Executive Officers are motivated to achieve long-term growth of the Corporation and continuing increases in shareholder value, and provide capital accumulation linked directly to the Corporation’s performance.

The Corporation places equal emphasis on base salary and stock options as short-term and long-term incentives, respectively.  Annual incentive bonuses are related to performance and may form a greater or lesser part of the entire compensation package in any given year.

Purpose

The Corporation’s executive compensation program has been designed to accomplish the following long-term objectives:

(a)

create a proper balance between building shareholder wealth and competitive executive compensation while maintaining good corporate governance;

(b)

produce long-term, positive results for the Corporation’s shareholders;

(c)

align executive compensation with corporate performance and appropriate peer-group comparisons; and

(d)

provide market-competitive compensation and benefits that will enable the Corporation to recruit, retain and motivate the executive talent necessary to be successful.

Compensation Process

The Compensation Committee administers the Corporation’s compensation program in accordance with the mandate set out in the Compensation Committee’s charter, which has been adopted by the Board.  Part of the mandate is to evaluate and recommend to the Board compensation policies and programs for the Corporation’s directors, executive officers and senior management, including option grants under the ESOP described below.  The Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of director, chief executive officer and senior executive compensation.

The Compensation Committee is appointed by the Board and is currently composed of two directors, that is, Robert Beil (Chairman) and Torsten A. Schermer, neither of whom is or has been at any previous time an employee of the Corporation or any of its subsidiaries.

The Compensation Committee annually reviews the compensation levels for the executive officers and certain members of senior management.  For the fiscal year ended December 31, 2008, the Compensation Committee reviewed information it received from the Corporation’s Executive Director.  It used this information to determine and approve such changes to the general compensation levels that it considered appropriate.  In addition, on the recommendation of the Executive Director, the Compensation Committee approved and recommended to the Board discretionary stock option awards for executive officers and senior management.  In arriving at its decisions, the Compensation Committee reviewed industry comparisons for similar-sized companies and for other companies in the packaging materials sector.

Base Salaries

The base salaries of the Named Executive Officers are reviewed annually to ensure that they take into account the following factors: market and economic conditions; levels of responsibility and accountability of each NEO; skill and competencies of each NEO; retention considerations; and level of demonstrated performance.

Variable Cash Incentive Awards – Bonuses

The Compensation Committee’s philosophy with respect to executive officer bonuses is to align the issuances of bonuses with the performance of the Corporation, based on predefined goals and objectives established by the Compensation Committee and management and the relative contribution of each of the executive officers to that performance. As a result of the fiscal 2008 performance of the Corporation, in 2009 the Compensation Committee decided to not recommend the granting of bonuses to the Named Executive Officers for the fiscal year ended December 31, 2008.

Stock Option Plan

The Corporation provides long-term incentive compensation to its Named Executive Officers through the ESOP.  The ESOP is described in detail below under the heading “Securities Authorized for Issuance under Equity Compensation Plan – Executive Stock Option Plan”.  The Compensation Committee recommends the granting of stock options from time to time based on its assessment of the appropriateness of doing so in light of the long-term strategic objectives of the Corporation, its current stage of development, the need to retain or attract particular key personnel, the number of stock options already outstanding and overall market conditions.  The Compensation Committee views the granting of stock options as a means of promoting the success of the Corporation and higher returns to its shareholders.  As such, the Compensation Committee does not grant stock options in excessively dilutive numbers or at exercise prices not reflective of the Corporation’s underlying value.  In 2008, the Compensation Committee recommended the granting of stock options to the Named Executive Officers in respect of an aggregate of 200,000 common shares.

Group Benefits/Perquisites

The Compensation Committee believes that the perquisites for Named Executive Officers should be limited in scope and value and commensurate with perquisites offered by peer group companies.  The perquisites provided to Named Executive Officers in 2008 did not exceed in any case the lesser of $50,000 or 10% of the NEO’s total salary.

Performance Graph

The following graph compares the cumulative five-year total return provided to shareholders on the Corporation’s common shares relative to the cumulative total returns of the S&P/TSX Composite Index.  An investment of $100 (with reinvestment of all dividends) is assumed to have been made in the Corporation’s common shares and in the Index on December 31, 2003 and their relative performance is tracked through December 31, 2008.

Date	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08

Intertape Polymer Group Inc.	100.00	66	63	38	19	7
S&P/TSX Composite Index	100.00	114	142	167	183	123

FIVE-YEAR TOTAL RETURN ON $100 INVESTMENT (DIVIDENDS REINVESTED)

(Based on the Corporation’s activity on The Toronto Stock Exchange (rounded to the nearest dollar))

[GRAPH]

Intertape Share Price Index $100  $66  $63  $38  $19  $7     S&P/TSX Composit Index $100  $114  $142  $167  $183  $123

During the period from 2003 through 2008, the Corporation’s share price underperformed in comparison to the S&P/TSX Composite Index.  During this same period, the aggregate annual compensation of the Named Executive Officers increased annually through 2007 and then decreased in 2008.

The base salaries of the Named Executive Officers peaked in 2005 and have decreased annually since then.  The annual base salaries for the Named Executive Officers during 2008 were 17.5% less than the annual base salaries for the Named Executive Officers in 2003.

Variable cash incentive awards based on the financial performance factors discussed herein occurred in 2004 based on 2003 financial performance, in 2005 based on 2004 financial performance and peaked in 2006 in connection with the Corporation’s financial performance for 2005.  In 2007, there were no variable cash incentive compensation payments based on the Corporation’s financial performance in 2006.  In 2008, there was a variable cash incentive award based on the financial performance of the Tapes and Films Division in 2007.

In 2007 and 2008, retention bonuses were paid to Named Executive Officers in connection with the strategic alternatives process and the subsequent voting down by the shareholders of the proposed sale of the Corporation and the related changes in the composition of the Board of Directors.

The Compensation Committee does not establish compensation or incentive levels based solely on the market value of the common shares of the Corporation.  The Compensation Committee believes that there are a variety of factors that have an impact on the market value of the Corporation’s common shares that are not reflective of the underlying performance of the Named Executive Officers including the limited liquidity of the Corporation’s shares, general market volatility and the current global financial crisis.

Summary of the Compensation of the Named Executive Officers

The Corporation has not had a Chief Executive Officer since the resignation of the Interim Chief Executive Officer on June 28, 2007.  Eric E. Baker and Melbourne F. Yull have served, respectively, as the Chairman of the Board of Directors and Executive Director of the Corporation since June 28, 2007.  The compensation paid to companies with which Messrs. Baker and Yull are respectively associated is set out under “Advisory Services Agreements”, commencing on page 11 below.

The following table provides information for the financial year ended December 31, 2008 regarding compensation paid to or earned by the Named Executive Officers.

Summary Compensation Table

Name and Principal Occupation	Year	Salary ($)	Share-Based Awards ($)	Option-Based Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)		Pension Value ($)	All other Compen- sation(4) ($)	Total Compen- sation ($)
					Annual Incentive Plans	Long-Term Incentive Plans
Victor DiTommaso, CPA Chief Financial Officer	2008	286,200	N/A	113,757	233,496 (3)	N/A	N/A	N/A	633,453
Gregory A. Yull President Tapes & Films Division	2008	399,635	N/A	N/A	178,500 (2)	N/A	N/A	N/A	578,135

Jim Bob Carpenter President ECP Division and Executive Vice-President Global Sourcing	2008	322,235	N/A	113,757	269,411 (3)	N/A	N/A	N/A	705,403
Burgess Hildreth Vice-President, Human Resources	2008	243,919	N/A	N/A	N/A	N/A	N/A	N/A	243,919

(1)

Based on the grant date fair value of the applicable awards.  Calculated based on the Black-Scholes method using the following assumptions: estimated volatility assumption of 49.52%, estimated dividend yield of 0%, interest rate of 3.13%, and option term of six years.

(2)

The annual incentive paid to Mr. Yull in 2008, was based on the Tapes and Film Division attaining specific performance goals in 2007.

(3)

The annual incentives paid to Mr. DiTommaso and to Mr. Carpenter, were in accordance with stay pay agreements entered into on June 28, 2007, as amended on December 11, 2007 and were paid in 2008.

(4)

The value of perquisites received by each of the Named Executive Officers, including property or other personal benefits provided to the Named Executive Officers that are not generally available to all employees, were not in the aggregate greater than the lesser of $50,000 or 10% of the Named Executive Officer’s total salary for the financial year.

Incentive Plan Awards

The following table sets out the details of all grants of stock options to the Named Executive Officers as at December 31, 2008.

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-Money Options(1) ($)	Number of Performance Shares that have not Vested (#)	Market or Payout Value of Performance Shares that have not Vested(2) ($)
Victor DiTommaso	100,000	$3.44	August 26, 2014	N/A	N/A	N/A
Gregory A. Yull	N/A	N/A	N/A	N/A	N/A	N/A
Jim Bob Carpenter	100,000	$3.44	August 26, 2014	N/A	N/A	N/A
Burgess Hildreth	N/A	N/A	N/A	N/A	N/A	N/A

(1)

This column contains the aggregate value of in-the-money unexercised options as at December 31, 2008, calculated based on the difference between the market price of the common shares underlying the stock options as at December 31, 2008 ($0.73) and the exercise price of the stock options.

(2)

Calculated based on the market price of the common shares underlying the performance shares as at December 31, 2008.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out, for each NEO, the value of option-based awards and share-based awards which vested during the year ended December 31, 2008 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2008.

Name	Option-Based Awards – Value Vested During the Year(1)	Share-Based Awards – Value Vested During the Year	Non-Equity Incentive Plan Compensation – Value Earned During the Year
Victor DiTommaso	nil	N/A	N/A
Gregory A. Yull	nil	N/A	N/A
Jim Bob Carpenter	nil	N/A	N/A
Burgess Hildreth	nil	N/A	N/A

(1)

Calculated based on the difference between the market price of the common shares underlying the options at the vesting date and the exercise price of the options on the vesting date.

For a description of the terms and conditions of the ESOP, see below under the heading “Securities Authorized for Issuance under Equity Compensation Plans – Executive Stock Option Plan.”

Termination and Change of Control Benefits

The following agreements between the Corporation and Named Executive Officers were in effect at the end of the Corporation’s most recently-completed financial year.

The Corporation entered into “change of control” agreements as of January 2001 with each of  Jim Bob Carpenter (President, ECP Division and Executive Vice-President, Global Sourcing), Burgess Hildreth (Vice-President, Human Resources) and Gregory A. Yull (President, Tapes & Films Division), and as of January 2004 with Victor DiTommaso (Chief Financial Officer).  These agreements provide that if, within a period of six months after a change of control of the Corporation: (a) the executive voluntarily terminates his employment with the Corporation; or (b) the Corporation terminates the executive’s employment without cause, such executive will be entitled to a lump sum in the case of his resignation or an indemnity in lieu of notice in a lump sum in the case of his termination, equal to 24 months of such executive’s remuneration at the effective date of such resignation or termination, depending on his seniority.

These agreements also provide that if during the term of the executive’s employment a bona fide offer is made to all shareholders of the Corporation which, if accepted, would result in a change of control of the Corporation, then, subject to any applicable law, all of the executive’s options which have not yet become vested and exercisable shall become vested and exercisable immediately.  Upon expiry of such bona fide offer, if it does not result in a change of control of the Corporation, all of the executive’s unexercised options which were not vested prior to such offer, shall immediately revert to their unvested status and to their former provisions with respect to the time of their vesting.

On August 2, 2006, the Corporation entered into an employment agreement with Gregory A. Yull, President, Tapes & Films Division of the Corporation, which provides Mr. Yull with an annual salary of $340,000.  The employment agreement further provides that upon termination of his employment, Mr. Yull will receive his annual salary for 24 months plus an amount not to be less than his average bonus percentage for the years 2005 and 2006, but in no event, when combined with the salary payments, more than $952,000 in the aggregate.  Mr. Yull will continue to benefit from the Corporation’s medical and dental plan as well as paid golf club membership fees for the 24 months.  He will also benefit from outplacement services upon termination of his employment and have to repay to the Corporation all outstanding loans, if any, within 24 months.

On June 28, 2007, the Corporation entered into stay pay agreements with Jim Bob Carpenter, President, ECP Division and Executive Vice-President, Global Sourcing of the Corporation, and with Victor DiTommaso, Chief Financial Officer of the Corporation.  The stay pay agreements were amended on December 11, 2007.  The stay pay agreements provide for the payment of a retention bonus equal to one year of the executive’s then-current base salary if the executive remains in the employ of the Corporation until the earlier of: (i) his release date (if any) as determined by the Corporation; and (ii) June 28, 2008.  Accordingly, retention bonuses in the amounts of $269,411 and $233,496 were paid to Mr. Carpenter and Mr. DiTommaso, respectively, on or about June 28, 2008.

Director Compensation

The Corporation paid its directors an aggregate of $199,000 for their services as directors in respect of the fiscal year ended December 31, 2008.

Name	Fees earned ($)	Share-based awards ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Eric E. Baker	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Melbourne Yull	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Robert Beil	43,500	N/A	N/A	N/A	N/A	N/A	43,500
George J. Bunze	54,500	N/A	N/A	N/A	N/A	N/A	54,500
Allan Cohen	49,000	N/A	N/A	N/A	N/A	N/A	49,000
Torsten A. Schermer	52,000	N/A	N/A	N/A	N/A	N/A	52,000

Total	199,000	N/A	N/A	N/A	N/A	N/A	199,000

On September 5, 2007, the Board of Directors established the following compensation for the Corporation’s directors: (i) directors of the Corporation who are not also officers of the Corporation receive an annual fee of $30,000 for their services as directors; (ii) directors of the Corporation who are not also officers of the Corporation receive an attendance fee of $1,000 for each meeting of the Board of Directors or a committee thereof attended in person and a fee of $500 for each meeting of the Board of Directors or a committee thereof in which the director participates by telephone; (iii) the Chairman of the Audit Committee receives an annual fee of $10,000; (iv) other members of the Audit Committee receive an annual fee of $5,000; (v) the Chairman of the Compensation Committee receives an annual fee of $5,000; and (vi) other members of the Compensation Committee receive an annual fee of $2,000.  The foregoing fees are paid on a quarterly basis.

Advisory Services Agreements

The Corporation entered into an Advisory Services Agreement dated as of August 1, 2007, as amended, with Sammana Group, Inc. (“Sammana”).  Melbourne F. Yull, the Executive Director of the Corporation, is a director, officer and shareholder of Sammana.  Under the Advisory Services Agreement, Sammana provides advisory services to the Corporation regarding the operations, business objectives and strategic planning of the Corporation.  In addition, Sammana makes available to the Corporation the services of Mr. Yull as Executive Director of the Corporation.  As compensation, the Corporation pays Sammana a fee of $50,000 per month, for the period which commenced January 1, 2008 and continuing for a period of not less than three months.  This monthly fee was reduced by 10% as at November 1, 2008.  The Corporation also paid Sammana a fee of $300,000 with respect to the services provided by Sammana to the Corporation in connection with the rights offering effected by the Corporation in 2007.  The Advisory Services Agreement further provides that if the simple average closing price of the Corporation’s common shares on the Toronto Stock Exchange for the ten trading days prior to July 1, 2010 (the “2010 Average Price”) is more than $4.76, the Corporation will pay Sammana a performance fee in an amount equal to: (i) the amount by which the 2010 Average Price exceeds the subscription price of the Corporation’s shares pursuant to the rights offering effected in 2007 (Cdn.$3.61); (ii) multiplied by 500,000.  The Corporation is also required to reimburse Sammana for all reasonable out-of-pocket expenses incurred by it in the performance of the Advisory Services Agreement.  In the event of a “change in control” of the Corporation, as that term is defined in the Advisory Services Agreement, Sammana will be entitled to a lump-sum payment on the effective date thereof of all amounts remaining due as its monthly fee for the term of the Advisory Services Agreement.  In addition, Sammana will be entitled to the performance fee referred to above, with the exception that the price of the Corporation’s shares will be calculated based on the simple average closing price of the Corporation’s shares for the ten trading days prior to the effective date of the “change in control” (the “Change in Control Average Price”), rather than the 2010 Average Price.  The performance fee will be paid in such event only if the Change in Control Average Price is more than $4.76.  The Advisory Services Agreement remains in effect until December 31, 2009, subject to Sammana’s right to terminate the agreement upon 30 days’ prior written notice to the Corporation.  The Advisory Services Agreement does not end should Melbourne F. Yull cease to be a member of the Board of Directors or Executive Director of the Corporation.

The Corporation also entered into an Advisory Services Agreement dated as of August 1, 2007, as amended, with Altacap II Inc. (“Altacap”).  Eric E. Baker, the Chairman of the Board of Directors of the Corporation, is a director, officer and shareholder of Altacap.  Under the Advisory Services Agreement, Altacap provides advisory services to the Corporation regarding the operations, business objectives and strategic planning of the Corporation.  In addition, Altacap makes available to the Corporation the services of Mr. Baker as Chairman of the Board of the Corporation.  As compensation, the Corporation pays Altacap a fee of Cdn.$100,000 per month, for the period from January 1, 2008 to December 31, 2009.  This monthly fee was reduced by 10% as at November 1, 2008. The Corporation also paid Altacap a fee of Cdn.$600,000 with respect to the services provided by Altacap to the Corporation in connection with the rights offering effected by the Corporation in 2007.  The Advisory Services Agreement further provides that if the 2010 Average Price is more than $4.76, the Corporation will pay Altacap a performance fee in an amount equal to: (i) the amount by which the 2010 Average Price exceeds the subscription price of the Corporation’s shares pursuant to the rights offering effected in 2007 (Cdn.$3.61); (ii) multiplied by 1,500,000.  The Corporation is also required to reimburse Altacap for all reasonable out-of-pocket expenses incurred by it in the performance of the Advisory Services Agreement.  In the event of a “change in control” of the Corporation, as that term is defined in the Advisory Services Agreement, Altacap will be entitled to a lump-sum payment on the effective date thereof of all amounts remaining due as its monthly fee for the term of the Advisory Services Agreement.  In addition, Altacap will be entitled to the performance fee referred to above, with the exception that the price of the Corporation’s shares will be calculated based on the Change in Control Average Price, rather than the 2010 Average Price.  The performance fee will be paid in such event only if the Change in Control Average Price is more than $4.76.  The Advisory Services Agreement remains in effect until December 31, 2009, subject to Altacap’s right to terminate the agreement upon 30 days’ prior written notice to the Corporation.

Pension and Post-Retirement Benefit Plans

The following table sets out the entitlement of the Executive Director under the defined benefit plans that provide for payments or benefits at, following, or in connection with retirement (all figures were calculated using the accounting methods and assumptions disclosed in Note 17 of the Consolidated Financial Statements of the Corporation for the financial year ended December 31, 2008.

Name	Number of Years Credited Service	Annual Benefits Payable ($)		Accrued Obligation to Start of Year ($)	Compensatory Change ($)	Non-Compensatory Change ($)	Accrued Obligation at Year End ($)
		At Year End	At Age 65
Melbourne F. Yull	25	260,935	N/A	2,856,236	N/A	N/A	2,852,184

Melbourne F. Yull was Chairman of the Board of Directors and Chief Executive Officer of the Corporation from January 11, 1995 to June 14, 2006.  Prior thereto, Mr. Yull was the President and a director of the Corporation or a predecessor thereof, from 1981.  The former employment agreement entered into between the Corporation and Mr. Yull provides that Mr. Yull receives from the Corporation a defined benefit supplementary pension annually for life in an amount equal to 2% of the average of Mr. Yull’s annual gross salary for the final five years of his employment with the Corporation, multiplied by his years of service with the Corporation to retirement.  Accordingly, Mr. Yull receives a pension from the Corporation in an amount of $260,935 per year.  Mr. Yull is currently Executive Director of the Corporation.

H. Dale McSween was an employee of the Corporation from 1982 to 2007 and held several executive positions with the Corporation.  Mr. McSween served as the interim Chief Executive Officer of the Corporation until June 28, 2007.  In 2005, the Corporation entered into a letter agreement with Mr. McSween with respect to a defined benefit retirement arrangement whereby the Corporation agreed to fund a $150,000 annual pension (at age 65) for Mr. McSween with a 50% survivor benefit (or, in the case of death prior to age 65, a survivor benefit of 100% of base salary for one year, and 50% of base salary for each of the following four years).  In August, 2006, the Company and Mr. McSween formalized their agreement and amended it to provide for a $200,000 annual pension (at age 65), with the remaining terms and conditions unchanged.

The Corporation maintains defined contribution pension plans in the United States and Canada.  Each NEO participates in the “US Plan”.  The US Plan is a defined contribution pension plan and qualifies as a deferred salary arrangement under section 401(k) of the United States Internal Revenue Code.  Under the US Plan, employees who have been employed for at least 90 days may defer a portion of their pre-tax earnings subject to statutory limitations.  The Corporation may make discretionary contributions for the benefit of eligible employees.  For 2008, the Corporation made a matching contribution of 45% of the first 6% contribution by each eligible employee.  The US Plan permits eligible employees to choose how their account balances are invested on their behalf within a range of investments options provided by third-party fund managers.  The following table sets out the Corporation’s contributions to the pension plan and the accumulated value as at December 31, 2008 for each NEO.

Name	Accumulated Value at Start of Year ($)	Compensatory ($)	Non-Compensatory (1) ($)	Accumulated Value at Year End ($)
Victor DiTommaso	67,069	29,725	(48,640)	48,154
Gregory A. Yull	186,839	24,725	(150,925)	60,639
Jim Bob Carpenter	185,775	29,725	(75,637)	139,863
Burgess Hildreth	195,540	29,725	(132,019)	93,246

(1)

Non-compensatory changes are shown as a loss as a result of the negative performance of the investment earnings during the year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out certain details as at December 31, 2008 with respect to the Corporation’s plans pursuant to which equity securities of the Corporation are authorized for issuance.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	3,511,462	$5.91	2,383,643
Equity compensation plans not approved by securityholders	—	—	—
Total	3,511,462	$5.91	2,383,643

The options referred to in the table above were granted under the ESOP.

Executive Stock Option Plan

In 1992, the Corporation established the ESOP in respect of the common shares of the Corporation, which has been amended from time-to-time.  At a special meeting of shareholders of the Corporation held on September 5, 2007, shareholders approved the most recent amendment to the ESOP, which increased the maximum number of common shares that may be issued under the ESOP to a number equal to 10% of the issued and outstanding common shares of the Corporation from time-to-time.  The ESOP is administered by the Board of Directors of the Corporation.

The purpose of the ESOP is to promote a proprietary interest in the Corporation among the executives, key employees and directors of the Corporation and its subsidiaries, in order to both encourage such persons to further the development of the Corporation and assist the Corporation in attracting and retaining key personnel necessary for the Corporation’s long-term success.  The Board of Directors designates from time-to-time those persons to whom options are to be granted and determines the number of common shares covered by such options.  Generally, participation in the ESOP is limited to persons holding positions that can have an impact on the Corporation’s long-term results.

The number of common shares to which the options relate is determined by taking into account, inter alia, the market value of the common shares and each optionee’s base salary.

The following is a description of certain features of the ESOP, as required by the Toronto Stock Exchange:

(a)

options expire not later than ten years after the date of grant and, unless otherwise determined by the Board of Directors, all vested options under a particular grant expire 24 months after the vesting date of the last tranche of such grant;

(b)

options vest at the rate of 25% per year, beginning, in the case of options granted to employees, on the first anniversary date of the grant and, in the case of options granted to non-management directors, on the date of the grant;

(c)

the aggregate number of options that may be granted to directors who are not part of management may not exceed 1% of the number of issued and outstanding common shares of the Corporation;

(d)

the exercise price of the options is determined by the Board of Directors, but cannot be less than the “Market Value” of the common shares of the Corporation, defined in the ESOP as the average of the closing price of the common shares on the Toronto Stock Exchange and New York Stock Exchange for the day immediately preceding the effective date of the grant;

(e)

notwithstanding the foregoing, “Market Value” cannot be lower than the closing price of the common shares on the Toronto Stock Exchange for the day immediately preceding the effective date of the grant;

(f)

the number of common shares reserved for issuance to any person cannot exceed 5% of the number of issued and outstanding common shares of the Corporation;

(g)

the number of common shares issuable to any one “insider” of the Corporation and such person’s associates within a one-year period cannot exceed 5% of the number of issued and outstanding common shares of the Corporation;

(h)

the number of common shares reserved for issuance pursuant to stock options granted to “insiders” under the ESOP or any other compensation arrangement of the Corporation cannot exceed 10% of the number of issued and outstanding common shares of the Corporation, and the number of common shares issuable to “insiders” within a one-year period under the ESOP or any other compensation arrangement of the Corporation cannot exceed 10% of the number of issued and outstanding common shares of the Corporation;

(i)

options granted under the ESOP may not at any time be repriced;

(j)

options granted under the ESOP may not be assigned;

(k)

in the event that a bona fide offer to purchase all or part of the outstanding shares is made to all shareholders, notice thereof must be given by the Corporation to all optionees and all options will become immediately exercisable, but only to the extent necessary to enable an optionee to tender his or her shares should the optionee so desire;

(l)

when a director of the Corporation ceases to be a director, all non-vested options are immediately cancelled and the former director is entitled to exercise, within a period of three months from such event, options that had vested at the time the director ceased to be a director;

(m)

in the case of retirement, all non-vested options are immediately cancelled and the former employee is entitled to exercise, within a period of twelve months from retirement, options that had vested at the time of retirement;

(n)

in the case of an optionee’s or director’s death, all non-vested options are immediately cancelled and the estate is entitled to exercise, within a period of twelve months from death, options that had vested at the time of death; and

(o)

when a optionee ceases to be an employee of the Corporation or a subsidiary for any reason other than retirement or death, all non-vested options are immediately cancelled and the optionee is entitled to exercise, within a period of three months from the termination of employment, options that had vested at the time of termination of employment.

As at April 30, 2009, there were options outstanding under the ESOP to purchase an aggregate of 3,362,962 common shares, representing 5.7% of the issued and outstanding common shares of the Corporation, and a total of 1,849,179 common shares were available for future grants of stock options, representing 3.1% of the issued and outstanding common shares of the Corporation.

AUDIT COMMITTEE INFORMATION

Reference is made to the section entitled “Audit Committee” in the Corporation’s Annual Information Form for the fiscal year ended December 31, 2008 for required disclosure relating to the Audit Committee.  The Annual Information Form is available under the Corporation’s “company profile” on SEDAR at www.sedar.com and can be obtained by contacting the Secretary of the Corporation at 9999 Cavendish Blvd., Suite 200, Ville-St-Laurent, Québec H4M 2X5, telephone (514) 731-7591.

APPOINTMENT OF AUDITORS

Except where authorization to vote with respect to the appointment of auditors is withheld, the persons named in the accompanying form of proxy intend to vote for the appointment of Raymond Chabot Grant Thornton LLP, Chartered Accountants, as the auditors of the Corporation until the next annual meeting of shareholders.  Raymond Chabot Grant Thornton LLP, Chartered Accountants, have served as the auditors of the Corporation since December 22, 1989 and were the auditors of the Corporation’s predecessor company from 1981.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Aggregate Indebtedness

The following table sets out the aggregate indebtedness to the Corporation and its subsidiaries, as at April 30, 2009, of the executive officers, directors, employees and former executive officers, directors and employees of the Corporation and its subsidiaries.  As at April 30, 2009, the indebtedness, if any, of such persons to other entities was not the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any subsidiary thereof.

Purpose	To the Corporation or its subsidiaries	To another entity
Share purchases	$107,500	N/A
Other	N/A	N/A

Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs

The following table sets out for: (i) each individual who is, or at any time during the fiscal year ended December 31, 2008 was, a director or executive officer of the Corporation; (ii) each proposed nominee for election as a director of the Corporation; and (iii) each associate of any such director, executive officer or proposed nominee, the indebtedness of such person since January 1, 2008, to: (a) the Corporation or any of its subsidiaries; or (b) another entity, if such indebtedness has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any subsidiary thereof, other than “routine indebtedness” as defined in National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators.

Name and principal position	Involvement of the Corporation or subsidiary	Largest amount outstanding during fiscal year ended December 31, 2008 ($)	Amount outstanding as at April 30, 2009 ($)	Financially-assisted securities purchases during fiscal year ended December 31, 2008 (#)	Security for indebtedness	Amount forgiven during fiscal year ended December 31, 2008 ($)
Securities Purchase Programs
Gregory A. Yull President, Tapes & Films Division	The Corporation is the lender	$107,500	$107,500	N/A	N/A	N/A
Other Programs	—	N/A	N/A	N/A	N/A	N/A

All of the foregoing amounts were loaned in connection with the purchase of shares of the Corporation.  The loans are non-interest bearing and without repayment terms.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

For the purposes of this Circular, “informed person” means: (i) a director or executive officer of the Corporation; (ii) a director or executive officer of a person or corporation that is itself an informed person or subsidiary of the Corporation; (iii) any person or corporation who beneficially owns, directly or indirectly, voting securities of the Corporation or who exercises control or direction over voting securities of the Corporation or a combination of both, carrying more than 10% of the voting rights attached to all outstanding voting securities of the Corporation, other than voting securities held by the person or corporation as underwriter in the course of a distribution; and (iv) the Corporation if it has purchased, redeemed or otherwise acquired any of its own securities, for so long as it holds any of its securities.

To the best of the Corporation’s knowledge, no informed person of the Corporation, and no associate or affiliate of the foregoing persons, at any time since the beginning of its last completed financial year, has or had any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction since the beginning of its last completed financial year that has materially affected the Corporation, or in any proposed transaction that could materially affect the Corporation, or in any matter to be acted upon at this Meeting.

EXTENSION OF SHAREHOLDER PROTECTION RIGHTS PLAN

At the Meeting, shareholders will be asked to consider and, if deemed advisable, adopt a resolution, approving the extension for three additional years of the Corporation’s Shareholder Protection Rights Plan Agreement (the “Rights Plan”).

The Rights Plan was originally approved by shareholders of the Corporation at an annual and special meeting of shareholders  held on August 24, 1993.  At an annual and special meeting of shareholders held on May 21, 1998, shareholders approved an extension of the term of the Rights Plan; at an annual and special meeting of shareholders held on June 11, 2003, shareholders again approved an extension of the Rights Plan as well as a restatement of its terms; and at an annual and special meeting of shareholders held on June 14, 2006, shareholders again approved an extension of the Rights Plan as well as a restatement of its terms.  The common share purchase rights (the “Rights”) distributed pursuant to the Rights Plan currently expire on the date immediately following the date of the Corporation’s annual meeting of shareholders to be held in 2009, in other words, the day after the Meeting (June 30, 2009).  If the extension of the Rights Plan is approved by the shareholders, the Rights will expire on the date immediately following the date of the Corporation’s annual meeting of shareholders to be held in 2012.  The extension of the term of the Rights to the date immediately following the date of the Corporation’s annual meeting of shareholders to be held in 2012 is the sole material amendment that is proposed to be made to the Rights Plan.

General Function of the Rights Plan

The Rights Plan relies on the mechanism of a permitted bid to ensure that a person seeking control of the Corporation gives shareholders and the Board of Directors sufficient time to evaluate the bid.  The permitted bid is also designed to alleviate the coercive potential of a bid.  Permitted bids are common features in almost all Canadian and many United States shareholder rights plans, their purpose being to allow a potential bidder to avoid the dilutive features of a rights plan by making a bid in conformity with the conditions specified in the permitted bid provisions.  In Canada, permitted bids are typically those made in accordance with corporate and securities laws and additional conditions tailored to the individual circumstances of the company.

Background and Objective

In considering whether to extend the term of the Rights Plan, the Board of Directors considered the following concerns inherent in the existing legislative framework governing take-over bids in Canada:

(a)

Time.  A particular concern that arises in the context of a take-over bid is the widely-held view that applicable securities legislation does not allow sufficient time for directors and shareholders to evaluate a take-over bid and to consider, develop or pursue other alternatives which could maximize shareholder value.  Current Canadian legislation permits a take-over bid to expire in 35 days after the date of announcement of the bid which, in the view of Board of Directors (and other boards of directors) may not be sufficient to permit shareholders to properly consider the take-over bid in a reasoned manner.  In order to counter this concern, the Rights Plan provides a mechanism whereby the minimum expiry period for a take-over bid must be 60 days after the date of the bid.  By extending the period in which a take-over bid will remain open, the Board of Directors is of the view that: (i) shareholders will have a more adequate timeframe to evaluate the bid; and (ii) there will be greater opportunities for the Corporation to pursue alternatives to the take-over bid, such as identifying other potential bidders or conducting an orderly auction process.

(b)

Pressure to Tender.  A shareholder may feel compelled to tender to a bid which the shareholder considers to be inadequate out of a concern that failing to tender may result in the shareholder being left with illiquid or minority discounted shares in the Corporation.  This is particularly so in the case of a partial bid for less than all shares of a class, where the bidder wishes to obtain a control position but does not wish to acquire all of the common shares of the Corporation.  The permitted bid concept in the Rights Plan is intended to ensure that a shareholder can wait and tender after a public announcement has been made that more than 50% of the common shares have been tendered.  The Rights Plan requires that a bid remain open for acceptance for a further ten days following the public announcement that more than 50% of the common shares have been deposited under the bid.  This provision should lessen the undue pressure to tender typically encountered by a shareholder of a corporation that is the subject of a take-over bid.

(c)

Unequal Treatment.  Another concern that arises in the context of a potential take-over is the possibility that, in certain instances, control of a corporation may be acquired pursuant to a private agreement in which a small group of shareholders dispose of shares at a premium to market price, which premium is not shared with other shareholders.  In such a context not all shareholders receive equal treatment.  Additionally, it may also be possible for a person to slowly accumulate shares through stock exchange acquisitions, which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all shareholders.  The Rights Plan addresses these concerns as the Rights are triggered upon an acquisition of more than 20% of the common shares of the Corporation.

In light of the above and in recognition of the fact that the Corporation remains a widely-held corporation with no controlling shareholder, the Board of Directors is proposing a three-year extension of the term of the Rights Plan.  The Board of Directors determined that it is in the best interests of the Corporation to extend the term of the Rights under the Rights Plan to help ensure that any acquisition of control of the Corporation takes place in an open and fair manner for the shareholders.  The Board of Directors believes that the Rights Plan will assist in achieving this objective.  The Rights Plan encourages a potential bidder to negotiate with the Board of Directors, which empirical studies indicate, generally results in a higher price being paid to obtain control of a corporation.  Many Canadian and U.S. corporations have adopted rights plans.

The Rights Plan is designed to not interfere with the day-to-day operations of the Corporation and the existence of the Rights does not in any way alter the financial condition of the Corporation, impede its business plans, affect the indebtedness of the Corporation, impose any additional burdens on the Corporation, alter the Corporation’s balance sheet or income statement, involve a sale, exchange or purchase of significant assets or incur a loss of earning power for the Corporation.  In addition, the existence of the Rights does not restrict the ability of shareholders to trade their common shares.

While the Board of Directors believes that the Rights Plan offers the aforementioned protections, it is not intended to prevent a take-over bid or to deter fair offers for the common shares of the Corporation.  Rather, it is designed to encourage anyone seeking to acquire control of the Corporation to make an offer that treats all shareholders fairly and equally, gives shareholders and the Corporation sufficient time to explore possible alternatives that may present themselves and recognizes the long-term value of the common shares.

The Rights Plan focuses on take-over bids only where, in the opinion of the Board of Directors, it is prudent that shareholders be afforded protection in addition to that granted by applicable legislation.  It does not apply to amalgamations, asset sales or similar transactions where shareholders already enjoy statutory safeguards, such as the right to vote on the approval of such transactions.  The Board of Directors reviewed whether the Rights Plan might deter attempts to acquire control of the Corporation on terms not approved by the Board of Directors and make it less likely that shareholders would be given an opportunity to sell their common shares at a premium over the market price.  The Board of Directors believes that the Rights Plan minimizes these concerns and that the protection which the Rights Plan affords shareholders overrides any concerns of this nature.

The Board of Directors is of the view that the Rights Plan is consistent with rights plans that have been adopted by major Canadian corporations in the past few years and is in line with the guidelines and views that have been set out by institutional investors and other market participants.

The extension of the term of the Rights to the date immediately following the date of the Corporation’s annual meeting of shareholders to be held in 2012 is the sole material amendment that is proposed to be made to the Rights Plan.

The Rights Plan does not in any way detract from or lessen the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of the Corporation and to consider a take-over bid in accordance with such duty.  The Board of Directors has no intention to secure the continuance of existing directors in office or to avoid an acquisition of control of the Corporation which is in the best interests of the Corporation and its shareholders.  Pursuant to the role of the Board of Directors to negotiate in the best interests of the Corporation and to ensure the opportunity for any prospective acquiror to negotiate in good faith with the Board of Directors, the Rights may be redeemed by the Board of Directors prior to the occurrence of any transaction in or pursuant to which 20% or more of the outstanding common shares have been accumulated by an acquiror or group.  In addition, the Board of Directors may until the occurrence of such event determine to waive the application of the provisions of the Rights Plan to any transaction that would otherwise be subject to those provisions.

The Corporation did not adopt the Rights Plan and is not proposing the extension of the Rights Plan in response to or in anticipation of any pending or threatened take-over bid, or to deter take-over bids generally.  As of the date of this Circular, the Board of Directors is not aware of any third party considering or preparing any proposal to acquire control of the

Corporation.

Required Vote

The resolution extending the term of the Rights to the date after the date of the Corporation’s annual meeting of shareholders to be held in 2012 requires approval by a majority of the votes cast by the holders of the common shares, either present in person or represented by proxy at the Meeting.  The text of the resolution with respect to the extension of the Rights Plan is annexed to this Circular as Schedule D.  The Rights Plan will become void and of no further force or effect on its current termination date (June 30, 2009) if this resolution is not approved at the Meeting.  The Corporation has not determined what further action, if any, it would take in the event that the resolution is not approved at the Meeting.

The complete text of the Rights Plan is available to shareholders on request from the Secretary of the Corporation.  Shareholders wishing to receive a copy of the Rights Plan should contact the Secretary of the Corporation at 9999 Cavendish Blvd., Suite 200, Ville-St-Laurent, Québec H4M 2X5, telephone (514) 731-7591.

The Board of Directors recommends that shareholders vote in favour of the resolution that will extend the Rights Plan.  Unless instructions are given to vote against the confirmation of such resolution, the persons whose names appear on the enclosed proxy will vote in favour of the aforementioned resolution.

OTHER MATTERS

Management of the Corporation knows of no other matter to come before the Meeting other than those referred to in the Notice of Meeting.  However, if any other matters which are not known to management should properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon the persons named therein to vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

The CBCA provides that a registered holder or beneficial owner of shares that is entitled to vote at an annual meeting of the Corporation may submit to the Corporation notice of any matter that the person proposes to raise at the meeting (referred to as a “Proposal”) and discuss at the meeting any matter in respect of which the person would have been entitled to submit a Proposal.  The CBCA further provides that the Corporation must set out the Proposal in its management proxy circular along with, if so requested by the person who makes the Proposal, a statement in support of the Proposal by such person.  However, the Corporation will not be required to set out the Proposal in its management proxy circular or include a supporting statement if, among other things, the Proposal is not submitted to the Corporation at least 90 days before the anniversary date of the notice of meeting that was sent to the shareholders in connection with the previous annual meeting of shareholders of the Corporation.  As the notice in connection with the Meeting is dated June 3, 2009, the deadline for submitting a proposal to the Corporation in connection with the next annual meeting of shareholders is March 5, 2010.

The foregoing is a summary only.  Shareholders should carefully review the provisions of the CBCA relating to Proposals and consult with a legal advisor.

CORPORATE GOVERNANCE

National Policy 58-201 Corporate Governance Guidelines and National Instrument 58-101 Disclosure of Corporate Governance Practices set out a series of guidelines for effective corporate governance.  The guidelines address matters such as the composition and independence of corporate boards, the functions to be performed by boards and their committees, and the effectiveness and education of board members.  Each reporting issuer, such as the Corporation, must disclose on an annual basis and in prescribed form, the corporate governance practices that it has adopted.  The following is the Corporation’s required annual disclosure of its corporate governance practices.

1.

Board of Directors

(a)

Disclose the identity of directors who are independent.

The Board of Directors considers that Robert Beil, George J. Bunze, Allan Cohen, Torsten A. Schermer and Jorge Nelson Quintas, if elected, are independent within the meaning of Multilateral Instrument 52-110 Audit Committees.

(b)

Disclose the identity of directors who are not independent, and describe the basis for that determination.

The Board of Directors considers that Melbourne F. Yull and Eric E. Baker are not independent within the meaning of Multilateral Instrument 52-110 Audit Committees.  Mr. Yull is the Executive Director of the Corporation and Mr. Baker is a shareholder, director and senior officer of Altacap II Inc., which has entered into an Advisory Services Agreement with the Corporation.

(c)

Disclose whether or not a majority of directors are independent.  If a majority of directors are not independent, describe what the board of directors does to facilitate its exercise of independent judgment in carrying out its responsibilities.

The Board of Directors considers that five of the seven directors are independent within the meaning of Multilateral Instrument 52-110 Audit Committees.  Accordingly, a majority of the Board of Directors is independent.  In addition, all three members of the Audit Committee of the Board of Directors are independent directors.  The members of the Audit Committee are George J. Bunze (Chairman), Allan Cohen and Torsten A. Schermer.  If necessary, the independent members of the Board of Directors can meet without the presence of the non-independent directors.

(d)

If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

The following directors are currently directors of other issuers that are reporting issuers (or the equivalent) in a jurisdiction of Canada or a foreign jurisdiction:

Name of Director	Issuer
George J. Bunze	Stella-Jones Inc.

(e)

Disclose whether or not the independent directors hold regularly-scheduled meetings at which non-independent directors and members of management are not in attendance.  If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year.  If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

Following each Board of Directors meeting, the independent directors hold a meeting at which non-independent directors and members of management are not in attendance.  During the financial year ended December 31, 2008, five such meetings were held.  In addition, in 2008, the independent directors held a full day meeting at which non-independent directors and members of management were not present.

 (f)

Disclose whether or not the chair of the board is an independent director.  If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities.  If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

Eric E. Baker, the Chairman of the Board of Directors, is not an independent director.  The Board of Directors has not appointed a lead director.  In each of their respective areas, the chairmen of the Audit and Compensation Committees Chairs provide  leadership for the independent directors.

(g)

Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.

During the period from January 1, 2008 to December 31, 2008, the Board of Directors held ten meetings.  Attendance of directors at the foregoing meetings is set out in the table below, representing an attendance record of 100%.

Eric E. Baker	10/10	George J. Bunze	10/10
Melbourne F. Yull	10/10	Allan Cohen	10/10
Robert Beil	10/10	Torsten A. Schermer	10/10

2.

Board Mandate

Disclose the text of the board’s written mandate.  If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The mandate of the Board is to supervise the management of the business and affairs of the Corporation, including the development of major policies and strategies and the identification of the risks of the Corporation’s business and the implementation of the appropriate systems to manage these risks.  The formal mandate of the Board is set out in Schedule A to this Circular.

3.

Position Description

(a)

Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee.  If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

The position description of the Chairman of the Board of Directors is set out in Schedule B to this Circular.

(b)

Disclose whether or not the board and CEO have developed a written position description for the CEO.  If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

The Corporation does not currently have a Chief Executive Officer.  The position description for the Chief Executive Officer, as previously adopted by the Board of Directors, is set out in Schedule C to this Circular.  The duties of the Chief Executive Officer, as set out in the annexed position description, are fulfilled by the Executive Director together with other senior officers of the Corporation.

4.

Orientation and Continuing Education

(a)

Briefly describe what measures the board takes to orient new directors regarding

(i)

the role of the board, its committees and its directors, and

(ii)

the nature and operation of the issuer’s business.

Upon a director’s election or appointment to the Board, the director receives all of the various corporate governance documents that have been adopted by the Corporation.  Additionally, the director participates in meetings with members of management of the Corporation, is given a tour of certain of the Corporation’s operational facilities and is briefed on the strategic policies and strategic direction of the Corporation.

(b)

Briefly describe what measures, if any, the board takes to provide continuing education for its directors.  If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

The Corporation relies on the fact that each director has had considerable prior corporate experience and that each director has the necessary expertise to serve as an effective director of the Corporation.  While the Corporation has no formal process currently in place to provide for the continuing education of its directors, various members of senior management of the Corporation report to the Board on an informal and formal basis regularly in order to keep the directors up-to-date on various matters concerning the business and affairs of the Corporation.  Counsel to the Corporation in both the United States and Canada are also available to advise the Board of Directors on new developments in relevant areas of the law.

5.

Ethical Business Conduct

(a)

Disclose whether or not the board has adopted a written code for the directors, officers and employees.  If the board has adopted a written code:

(i)

disclose how a person or company may obtain a copy of the code

The Corporation’s Code of Business Conduct and Ethics (the “Code of Conduct”) applies to each of the Corporation’s directors, officers and employees.  A copy of the Code of Conduct is available under the Corporation’s “company profile” on SEDAR at www.sedar.com.

(ii)

describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code.

All directors, officers and employees of the Corporation are strongly encouraged to discuss all issues with appropriate personnel at the Corporation in cases where they suspect that a potential breach of the Code of Conduct may have occurred.  Any waiver of a provision of the Code of Conduct for executive officers or directors of the Corporation may be made only by the Board or a committee thereof and will be promptly disclosed as required by law or by the regulations of the New York Stock Exchange or Toronto Stock Exchange.  To the knowledge of the directors and officers of the Corporation, there has not been any instance of departure from the Code of Conduct within the last twelve months.  Persons who violate the standards set out in the Code of Conduct will be subject to disciplinary action.

The Code of Conduct is provided to each employee of the Corporation at the time of his or her commencement of employment, as well as to each director and officer of the Corporation at the time of his or her election or appointment.  The Code of Conduct covers a variety of subject matters that are related to proper business conduct and ethics, including conflicts of interest, discrimination and harassment in the work place, the health and safety of employees, confidentiality obligations and insider-trading prohibitions.  Compliance with these subject matters is ultimately monitored by the Board in different ways depending on the specific matter in question.

For example, as concerns insider trading, at the designated time during each financial quarter, a member of the Board instructs management to inform the Corporation’s personnel in writing when the regular trading black-out period begins and ends.  Further, members of the Board are also involved when a decision has to be made as to whether an additional trading black-out period is warranted in the event that certain material information may be accessible by the Corporation’s personnel prior to its divulgation to the public.

As concerns matters such as discrimination and harassment and the health and safety of employees, it is the Corporation’s supervisors and managers who are responsible for regularly monitoring such matters.  These managers prepare written reports dealing with these matters on a regular basis.  The reports are then reviewed by members of senior management, who are responsible for bringing any specific concerns to the attention of the Board.

Section 14 of the Code of Conduct sets out that employees are to discuss any compliance matters or concerns with a supervisor or manager or, if they prefer, to discuss them with Shutts & Bowen LLP, the Corporation’s U.S. legal counsel.  The Corporation’s supervisors and managers and counsel at Shutts & Bowen LLP, as the case may be, each have ready access to the Board.

(iii)

provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

There are no such reports.

(b)

Describe any steps the board takes to ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.

Under the CBCA, to which the Corporation is subject, a director or officer of the Corporation must disclose to the Corporation, in writing or by requesting that it be entered in the minutes of meetings of the Board of Directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the Corporation, if the director or officer: (a) is a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction.  Subject to limited exceptions set out in the CBCA, the director cannot vote on any resolution to approve the contract or transaction.

Further, it is the policy of the Corporation that an interested director or officer recuse himself or herself from the decision-making process pertaining to a contract or transaction in which he or she has an interest.

(c)

Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

In 2007, the Audit Committee established the “Whistle Blower Policy and Procedures” as part of the Code of Conduct.  The purpose of the “Whistle Blower Policy and Procedures” is to provide a means by which accounting and audit-related complaints can be handled by the Audit Committee, thus providing an anonymous method by which employees can report, if any, questionable accounting, internal accounting controls, and auditing matters which would constitute a violation of the Corporation’s accounting policies, without fear of retaliation against good-faith whistleblowers.

6.

Nomination of Directors

(a)

Describe the process by which the board identifies new candidates for board nomination.

The Board identifies, when appropriate, skill sets and individuals who could add value to the Board.

(b)

Disclose whether or not the board has a nominating committee composed entirely of independent directors.  If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

The Board does not have a nominating committee.

(c)

If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

The Board does not have a nominating committee.

7.

Compensation

(a)

Describe the process by which the board determines the compensation for the issuer’s directors and officers.

With respect to the compensation of the Corporation’s officers, see “Compensation Discussion and Analysis – Compensation Process” above.

(b)

Disclose whether or not the board has a compensation committee composed entirely of independent directors.  If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

The Compensation Committee is composed entirely of independent directors within the meaning of Multilateral Instrument 52-110 Audit Committees.  The members of the Compensation Committee are Robert Beil (Chairman) and Torsten A. Schermer.

(c)

If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The mandate of the Compensation Committee is described above under the heading “Compensation Discussion and Analysis – Compensation Process”.

(d)

If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained.  If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.

During the fiscal year ending December 31, 2008, the board did not retain the services of a compensation consultant or advisor.

8.

Other Board Committees

If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

The only committee of the Board other than the Audit Committee and Compensation Committee is the Executive Committee, which is comprised of Eric E. Baker and Melbourne F. Yull.  The function of the Executive Committee is to provide strategic direction for the Corporation.

9.

Assessments

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution.  If assessments are regularly conducted, describe the process used for the assessments.  If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

All directors are, from time to time, required to complete a director’s questionnaire designed to assist the Board in assessing each director, the Board as a whole, and each Committee of the Board.  The results of these assessments are discussed at a meeting of the Board.

ADDITIONAL INFORMATION

Financial information about the Corporation is contained in its comparative consolidated financial statements and Management’s Discussion and Analysis for the fiscal year ended December 31, 2008, and additional information about the Corporation is available under the Corporation’s “company profile” on SEDAR at www.sedar.com.

If you would like to obtain, at no cost to you, a copy of any of the following documents:

(a)

the latest Annual Information Form of the Corporation together with any document, or the pertinent pages of any document, incorporated by reference therein;

(b)

the comparative consolidated financial statements of the Corporation for the fiscal year ended December 31, 2008 together with the accompanying report of the auditors thereon and any interim financial statements of the Corporation for periods subsequent to December 31, 2008 and Management’s Discussion and Analysis with respect thereto; and

(c)

this Circular,

please send your request to:

Intertape Polymer Group Inc.

9999 Cavendish Blvd.

Suite 200

Saint-Laurent, Québec

H4M 2X5

telephone:  (514) 731-7591

telecopier:  (514) 731-5039

AUTHORIZATION

The contents and the mailing of this Circular have been approved by the Board of Directors of the Corporation.

(signed)

Christopher J. Winn

Secretary

Montreal, Québec

June 3, 2009

SCHEDULE A

MANDATE OF THE BOARD OF DIRECTORS OF THE CORPORATION

The mandate of the Board of Directors is to supervise the management of the business and affairs of the Corporation, including the development of major policies and strategies and the identification of the risks of the Corporation’s business and implementation of the appropriate systems to manage these risks.

The Board of Directors has the responsibility for:

1.

Executive/Senior Management

1.1

Selecting, appointing, evaluating and (if necessary) terminating the Chief Executive Officer.

1.2

Succession planning, including appointing, training and monitoring the performance of senior management.

1.3

Approving the compensation of the senior management team and the remuneration of the Board of Directors.

2.

Business Strategy/Plans/Budgets

2.1

The development of major policies and strategies of the Corporation, as well as the approval of strategic plans and the monitoring of the Corporation’s performance against plans.

2.2

Approving annual capital and operating plans and monitoring performance against those plans.

2.3

Approving all material amendments or departures proposed by management from established strategy, capital and operating budgets or matters of policy which diverge from the ordinary course of business.

3.

Finance

3.1

Approving dividend distributions to the Corporation’s shareholders, if any.

4.

Audit/Risk Management

4.1

Establishing policies and processes to identify business risks and ensure that systems and actions are in place to manage such risks.

4.2

Recommending the appointment of the external auditors to the shareholders at their annual meeting.

4.3

Approving external auditor scope of work and fees for annual audits and the scope of work and fees of any non-audit related projects or engagements.

4.4

Approving the quarterly and annual financial statements, the quarterly and annual Management’s Discussion and Analysis and the related news releases.

4.5

Establishing policies and processes to ensure the integrity of the Corporation’s internal control and management information systems.

5.

Corporate Governance

5.1

Providing appropriate orientation for new Directors.

5.2

Assessing, on an annual basis, the effectiveness of the Board as a whole, as well as periodically evaluating the contribution of individual members of the Board.

5.3

Approving a process for communication with the Corporation’s shareholders.

5.4

Approving the nominees as Directors for election to the Board of Directors at the annual meeting of shareholders.

5.5

Establishing committees of the Board of Directors and approving their Chair, their respective mandates and the limits of authority delegated to each of these committees.

5.6

Monitoring compliance with the Corporation’s Code of Conduct and Business Ethics.

5.7

Establishing an effective process of corporate governance consistent with applicable regulatory requirements.

Schedule B

POSITION DESCRIPTION OF THE CHAIRMAN OF THE BOARD
OF DIRECTORS OF THE CORPORATION

The Chairman of the Board of Directors of the Corporation has the responsibility for:

1.

Providing leadership to the Board of Directors.

2.

Overseeing its effectiveness and ensuring that it meets its obligations and responsibilities.

3.

Monitoring and coordinating the functions of the Board of Directors with management of the Corporation.

4.

Chairing all Board of Directors’ and shareholders’ meetings.

5.

Ensuring that adequate advance information is distributed to the Directors and that the Board of Directors receives regular updates on all issues important to the affairs of the Corporation.

6.

Meeting with members of the Board of Directors and each Board of Directors’ committee to ensure full utilization of individual capacities and the optimum performance of the Board of Directors and each of its committees.

7.

Reviewing progress made by management of the Corporation in executing the Board of Directors’ decisions and plans in conformity with the Corporation’s policies.

8.

Being available to provide counsel to management of the Corporation on major policy issues such as acquisitions, divestitures and financial structure.

9.

Participating in external activities involving the representation of the Corporation to its major stakeholders, including its shareholders, the financial community, governments and the public.

10.

At the request of the Board of Directors, undertaking specific assignments for the Board of Directors.

Schedule C

Position Description of the Chief Executive Officer of the Corporation

The Chief Executive Officer of the Corporation has the responsibility for:

1.

Directing the business and affairs of the Corporation by establishing, deploying and actuating a strategic plan, as well as operating plans/budgets as approved by the Board of Directors.

2.

Setting objectives for the Corporation consistent with the aforementioned strategic plan.

3.

Providing strategic directions to the management of the Corporation so that the Corporation may achieve expected results.

4.

Determining and directing the overall objectives, policies and operating plans, both long- and short-term, of the Corporation in accordance with the Board of Directors’ mandate.

5.

Subject to Board of Directors’ approval, developing and monitoring the various R&D programs consistent with the strategy of the Corporation.

6.

Ensuring that the Corporation has in place proper guidelines to provide for efficient, safe and long-term operations with focus on product quality.  Ensuring that resources are made available to enact or to exceed such guidelines.

7.

Analyzing the operating results of the organization and its principal components and ensuring appropriate steps are taken to address significant/material areas of concern affecting the Corporation’s balance sheet, assets, operating results, liabilities or risks of the business.

8.

Ensuring that the Board of Directors receives sufficient, timely information on all material aspects of the Corporation’s operations.

9.

Ensuring that a carefully-designed organization is in place and that the support provided to such organization is consistent with the strategy and objectives of the Corporation.

10.

Reviewing and recommending the employment or termination of all senior management personnel for Board of Directors’ approval.

11.

Actively assisting in the recruitment, training, development and retention of personnel within the Corporation in order to provide for the future management of the Corporation.

12.

Evaluating the performance of the senior management of the Corporation.

13.

Monitoring the Corporation’s compliance with current regulatory and disclosure rules.

14.

Exploring opportunities for the Corporation’s growth, either through investment and/or acquisitions, as well as dispositions of unproductive or non-strategic assets.

15.

Acting as a member of the Board of Directors.

16.

Building the corporate profile with the public and with investor communities, including with analysts who follow the Corporation.

17.

Identifying business risks and outlining plans to manage or mitigate such risks.

18.

Maintaining contact with other industry participants and government officials at senior levels.

19.

Ensuring that the appropriate information and disclosure are being provided to the shareholders of the Corporation.

SCHEDULE D

SHAREHOLDERS’ RESOLUTION

BE AND IT IS HEREBY RESOLVED:

THAT the Shareholder Protection Rights Plan Agreement of the Corporation, as amended and described in the Management Information Circular of the Corporation dated June 3, 2009, is hereby approved, ratified and confirmed; and

THAT the directors and proper officers of the Corporation be and they are hereby authorized to do, sign and execute all things, deeds and documents necessary or desirable for the purpose of giving full effect to the foregoing.

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